Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports second quarter 2022 financial results
HIGHLIGHTS: (comparisons versus prior year period)
•Company delivered record sales of $419.9 million, up 17.2%
•Net income of $59.8 million and diluted earnings per share (EPS) of $1.54; adjusted earnings of $67.0 million and diluted adjusted EPS of $1.73
•Second highest quarterly EBITDA of $121.1 million, up 2.9% and adjusted EBITDA margin of 28.8%
•Operating cash flow of $90.5 million and free cash flow of $60.9 million
•The Company also announced two strategic growth investments:
◦An agreement to acquire Ozark Materials, a leading producer of pavement marking materials, for $325.0 million which strengthens the Company’s position in this growing market and complements our existing infrastructure portfolio of pavement and adhesives products.
◦An investment of $60.0 million in and joint development/supply arrangement with Nexeon Limited, a developer and manufacturer of “next-gen” silicon-based battery electric vehicle technology to develop silicon/activated carbon technology to improve the performance of lithium-ion batteries.
The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.
NORTH CHARLESTON, S.C., August 2, 2022 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the second quarter 2022.
Record net sales of $419.9 million in the second quarter rose 17.2% versus the prior year quarter, as the company drove price increases across the businesses to help offset ongoing inflationary cost pressures. Second quarter net income of $59.8 million increased 35.0% compared to the prior year quarter.
Diluted earnings per share (EPS) in the current quarter was $1.54 compared to diluted EPS of $1.10 in the prior year quarter. Adjusted earnings of $67.0 million increased 7.5% versus the prior year quarter and diluted adjusted EPS was $1.73, which excludes, net of tax, $0.08 related to restructuring and other charges, net, $0.01 related to certain discrete tax items and $0.10 of debt refinancing expense recognized during the quarter. This compares to diluted adjusted EPS of $1.55 in the prior year quarter.
Second quarter adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $121.1 million was up 2.9% year over year with adjusted EBITDA margin of 28.8%. Second quarter operating cash flow was $90.5 million and free cash flow was $60.9 million.
“Our second quarter revenue is a record, reflecting our team’s ability to drive profitable business growth. And as we announced, with the planned acquisition of Ozark Materials and our investment in Nexeon Limited, we are putting capital to work and executing on strategic growth initiatives that will create value for our shareholders,” said John Fortson, president and CEO. Commenting on the business segments, Fortson said “In Performance Chemicals, we continued to see strong top line growth due primarily to price increases across the segment supported by continued broad-based demand. In Performance Materials, the microchip supply chain seems to be improving, but the ripple effects stemming from the prolonged China COVID-related shutdowns negatively impacted our activated carbon product sales for the quarter.”
Performance Chemicals
Sales in the Performance Chemicals segment were up 28.0% from prior year to $297.5 million.
“Sales across our Performance Chemicals segment produced another record quarter,” said Fortson. “We saw double-digit growth thanks to our team’s success in offsetting inflationary pressures across all parts of the business.”
Industrial Specialties and Pavement Technologies both had record quarters with sales up 38.1% and 14.9%, respectively, versus the prior year quarter. Strength in the oilfield, adhesives and lubricants markets led Industrial Specialties’ top line growth, while Pavement Technologies growth was driven by higher volume in North America.
Engineered Polymers sales rose 20.6% driven by price increases to help offset inflationary cost increases in raw materials, energy and logistics.
Second quarter segment EBITDA was $65.5 million, up 16.1% versus the prior year quarter. Segment EBITDA margin was 22.0%, down from 24.3% the prior year, primarily due to raw material availability and supply chain disruptions which constrained production volume.
Performance Materials
Second quarter sales in Performance Materials were $122.4 million, down 2.9% compared to the prior year quarter.
“In the second quarter, sales of our activated carbon products were negatively impacted primarily by lower automotive production due to the China COVID-related shutdowns and their cascading impacts across the rest of the Asia-Pacific region,” said Fortson. “As China auto and auto-related production is expected to ramp back up to normal levels in the second half of the year, we expect our Performance Materials business to benefit.”
Segment EBITDA of $55.6 million was down 9.3% versus the prior year period. Segment EBITDA margin was 45.4% versus 48.7% as our production shifted from automotive carbon products to process purification products in response to reduced China auto production.
Liquidity and Share Repurchase Authorization
Funding for the two strategic growth investments will come from a combination of cash and borrowings from the Company’s revolving credit facility, which was recently amended to, among other things, extend the maturity to 2027 and increase the borrowing limit to $1 billion. As of June 30, 2022, the undrawn capacity under the revolving credit facility was $466.2 million.
Share repurchases were $49.5 million for the quarter, and $89.9 million for the six months ending June 30, 2022, and were completed under the March 2020 share repurchase authorization. In July, the Board of Directors approved a new share repurchase authorization of up to $500 million of our common stock, replacing the March 2020 authorization.
Full-Year 2022 Guidance
Ingevity reaffirms its 2022 guidance ranges of sales between $1.525 billion to $1.65 billion and adjusted EBITDA between $430 million to $470 million.
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a live webcast on Wednesday, August 3, 2022, at 10:00 a.m. (Eastern) to discuss second quarter 2022 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 844-200-6205 (inside the U.S.) or 929-526-1599 (outside the U.S.) and entering access code 080961. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. A replay will be available beginning at approximately 2:00 p.m. (Eastern) on August 3, 2022 through August 2, 2023.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements: This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, the potential benefits of any acquisition or investment transaction, the anticipated timing of the closing of any announced acquisition, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; integration of future acquisitions; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our 2021 Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2022	2021	2022	2021
Net sales	$419.9	$358.4	$802.7	$678.7
Cost of sales	269.3	218.6	514.3	412.7
Gross profit	150.6	139.8	288.4	266.0
Selling, general and administrative expenses	48.7	47.5	88.7	87.5
Research and technical expenses	8.2	5.9	15.5	12.5
Restructuring and other (income) charges, net	3.7	4.3	7.3	8.2
Acquisition-related costs	—	0.4	—	0.7
Other (income) expense, net	(1.6)	(4.2)	(3.0)	(3.0)
Interest expense, net	15.1	12.2	25.8	24.6
Income (loss) before income taxes	76.5	73.7	154.1	135.5
Provision (benefit) for income taxes	16.7	29.4	33.5	42.5
Net income (loss)	$59.8	$44.3	$120.6	$93.0

Per share data
Basic earnings (loss) per share	$1.55	$1.11	$3.11	$2.31
Diluted earnings (loss) per share	1.54	1.10	3.09	2.30
Weighted average shares outstanding
Basic	38.5	40.0	38.8	40.2
Diluted	38.7	40.3	39.0	40.5

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2022	2021	2022	2021
Net sales
Performance Materials	$122.4	$126.0	$270.8	$266.7
Performance Chemicals	$297.5	$232.4	$531.9	$412.0
Pavement Technologies product line	77.8	67.7	105.7	89.1
Industrial Specialties product line	165.9	120.1	310.6	232.2
Engineered Polymers product line	53.8	44.6	115.6	90.7
Total net sales	$419.9	$358.4	$802.7	$678.7

Segment EBITDA (1)
Performance Materials	$55.6	$61.3	$133.5	$135.0
Performance Chemicals	65.5	56.4	106.6	88.1
Total segment EBITDA (1)	$121.1	$117.7	$240.1	$223.1
Interest expense, net	(15.1)	(12.2)	(25.8)	(24.6)
(Provision) benefit for income taxes	(16.7)	(29.4)	(33.5)	(42.5)
Depreciation and amortization - Performance Materials	(8.8)	(8.8)	(17.8)	(17.9)
Depreciation and amortization - Performance Chemicals	(17.0)	(18.3)	(35.1)	(36.2)
Restructuring and other income (charges), net (2)	(3.7)	(4.3)	(7.3)	(8.2)
Acquisition and other-related costs (3)	—	(0.4)	—	(0.7)
Net income (loss)	$59.8	$44.3	$120.6	$93.0
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
(2) For the three and six months ended June 30, 2022 charges of $1.3 million and $2.6 million relate to the Performance Materials segment and charges of $2.4 million and $4.7 million relate to the Performance Chemicals segment. For the three and six months ended June 30, 2021, charges of $1.7 million and $3.4 million relate to the Performance Materials segment and charges of $2.6 million and $4.8 million relate to the Performance Chemicals segment.
(3) For the three and six months ended June 30, 2021, charges of $0.2 million and $0.2 million relate to the acquisition of a strategic investment in the Performance Materials segment and charges of $0.2 million and $0.5 million relate to the integration of the Perstorp Capa business into our Performance Chemicals segment, respectively.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$131.3	$275.4
Accounts receivable, net	221.4	161.7
Inventories, net	277.0	241.2
Prepaid and other current assets	48.0	46.6
Current assets	677.7	724.9
Property, plant and equipment, net	717.4	719.7
Goodwill	410.8	442.0
Other intangibles, net	297.3	337.6
Restricted investment	77.1	76.1
Other assets	185.7	168.7
Total Assets	$2,366.0	$2,469.0

Liabilities
Accounts payable	$168.3	$125.8
Accrued expenses	44.8	51.7
Other current liabilities	54.1	91.4
Current liabilities	267.2	268.9
Long-term debt including finance lease obligations	1,176.2	1,250.0
Deferred income taxes	114.1	114.6
Other liabilities	154.2	161.7
Total Liabilities	1,711.7	1,795.2
Equity	654.3	673.8
Total Liabilities and Equity	$2,366.0	$2,469.0

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2022	2021	2022	2021
Cash provided by (used in) operating activities:
Net income (loss)	$59.8	$44.3	$120.6	$93.0
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	25.8	27.1	52.9	54.1
Other non-cash items	14.9	24.1	36.4	35.0
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(10.0)	(29.7)	(95.1)	(65.2)
Net cash provided by (used in) operating activities	$90.5	$65.8	$114.8	$116.9
Cash provided by (used in) investing activities:
Capital expenditures	$(29.6)	$(23.9)	$(57.2)	$(40.9)
Purchase of strategic investments	—	(16.5)	(2.0)	(16.5)
Other investing activities, net	1.2	0.5	0.6	0.2
Net cash provided by (used in) investing activities	$(28.4)	$(39.9)	$(58.6)	$(57.2)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$788.0	$—	$788.0	$—
Payments on revolving credit facility	(256.0)	—	(256.0)	—
Payments on long-term borrowings	(623.4)	(4.7)	(628.1)	(14.1)
Debt issuance costs	(3.0)	—	(3.0)	—
Debt repayment costs	(3.8)	—	(3.8)	—
Financing lease obligations, net	(0.2)	(0.3)	(0.4)	(0.4)
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	—	—	(1.9)
Tax payments related to withholdings on vested equity awards	(0.2)	—	(2.0)	(2.3)
Proceeds and withholdings from share-based compensation plans, net	1.1	2.2	1.9	3.2
Repurchases of common stock under publicly announced plan	(49.5)	(28.7)	(89.9)	(68.1)
Net cash provided by (used in) financing activities	$(147.0)	$(31.5)	$(193.3)	$(83.6)
Increase (decrease) in cash, cash equivalents, and restricted cash	(84.9)	(5.6)	(137.1)	(23.9)
Effect of exchange rate changes on cash	(6.5)	1.1	(7.2)	(0.6)
Change in cash, cash equivalents, and restricted cash(1)	(91.4)	(4.5)	(144.3)	(24.5)
Cash, cash equivalents, and restricted cash at beginning of period	223.2	238.4	276.1	258.4
Cash, cash equivalents, and restricted cash at end of period (1)	$131.8	$233.9	$131.8	$233.9

(1) Includes restricted cash of $0.5 million and $0.6 million and cash and cash equivalents of $131.3 million and $233.3 million at June 30, 2022 and 2021, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$17.7	$12.6	$28.7	$24.1
Cash paid for income taxes, net of refunds	23.4	24.5	26.9	27.0
Purchases of property, plant and equipment in accounts payable	0.7	(0.4)	6.0	3.1
Leased assets obtained in exchange for new operating lease liabilities	4.8	5.0	7.7	7.4

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, debt refinancing fees, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as net income (loss) per diluted share plus restructuring and other (income) charges, net, acquisition and other related costs, debt refinancing fees, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the tax provision (benefit) from certain discrete tax items, in each case on a per share basis.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2022 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2022 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; debt refinancing fees; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) and Diluted Earnings (Loss) Per Share (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and Diluted Adjusted Earnings (Loss) Per Share (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$59.8	$44.3	$120.6	$93.0
Restructuring and other (income) charges, net	3.7	4.3	7.3	8.2
Acquisition and other-related costs	—	0.4	—	0.7
Debt refinancing fees (1)	5.1	—	5.1	—
Tax effect on items above	(2.1)	(1.1)	(2.9)	(2.0)
Certain discrete tax provision (benefit) (2)	0.5	14.4	0.4	14.3
Adjusted earnings (loss) (Non-GAAP)	$67.0	$62.3	$130.5	$114.2

Diluted earnings (loss) per common share (GAAP)	$1.54	$1.10	$3.09	$2.30
Restructuring and other (income) charges, net	0.10	0.11	0.19	0.20
Acquisition and other-related costs	—	0.01	—	0.02
Debt refinancing fees	0.13	—	0.13	—
Tax effect on items above	(0.05)	(0.03)	(0.07)	(0.05)
Certain discrete tax provision (benefit)	0.01	0.36	0.01	0.35
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.73	$1.55	$3.35	$2.82
Weighted average common shares outstanding - Diluted	38.7	40.3	39.0	40.5
_______________
(1) Represents the acceleration of deferred financing fees, debt extinguishment premium paid and other fees incurred related to our senior note redemption, term loan repayment, revolving credit facility amendment, and termination of certain interest rate swaps during the period ended June 30, 2022. Management believes excluding these items assists investors, potential investors, securities analysts, and others in understanding the continuing operating results thereby providing useful supplemental information about operational performance.
(2) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except percentages (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$59.8	$44.3	$120.6	$93.0
Provision (benefit) for income taxes	16.7	29.4	33.5	42.5
Interest expense, net	15.1	12.2	25.8	24.6
Depreciation and amortization	25.8	27.1	52.9	54.1
Restructuring and other (income) charges, net	3.7	4.3	7.3	8.2
Acquisition and other-related costs	—	0.4	—	0.7
Adjusted EBITDA (Non-GAAP)	$121.1	$117.7	$240.1	$223.1
Net sales	$419.9	$358.4	$802.7	$678.7
Net income (loss) margin	14.2%	12.4%	15.0%	13.7%
Adjusted EBITDA margin	28.8%	32.8%	29.9%	32.9%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2022	2021	2022	2021
Cash Flow from Operations	$90.5	$65.8	$114.8	$116.9
Less: Capital Expenditures	29.6	23.9	57.2	40.9
Free Cash Flow	$60.9	$41.9	$57.6	$76.0

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	June 30, 2022
Notes payable and current maturities of long-term debt	$0.9
Long-term debt including finance lease obligations	1,176.2
Debt issuance costs	7.0
Total Debt	1,184.1
Less:
Cash and cash equivalents (1)	131.6
Restricted investment	77.1
Net Debt	$975.4

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (2)
Twelve months ended December 31, 2021	$422.2
Six months ended June 30, 2021	(223.1)
Six months ended June 30, 2022	240.1
Adjusted EBITDA - last twelve months (LTM) as of June 30, 2022	$439.2

Net debt ratio (Non GAAP)	2.2x
_______________
(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement as described in our 2020 Form 10-K.
(2) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9